Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated March 15, 2005, with respect to the consolidated financial statements of Myers Industries, Inc. as of December 31, 2004 and for the two years then ended included in this Annual Report (Form 10-K) for the year ended December 31, 2005, in the following Registration Statements and in the related Prospectus:

Number	Description of Registration Statement
333-90637	Registration Statement (Form S-8) pertaining to the Myers Industries, Inc. 1999 Incentive Stock Plan and the Myers Industries, Inc. Amended and Restated Employee Stock Purchase Plan.

33-50286	Registration Statement (Form S-3) pertaining to the Myers Industries, Inc. Dividend Reinvestment and Stock Purchase Plan
/s/ Ernst & Young LLP
Akron, Ohio
March 16, 2006